Exhibit 99.1

News Release

Weatherford Reports First Quarter Income from Continuing Operations of
$1.01 Per Diluted Share, Before Non-Recurring Items;
Announces Two-for-One Share Split
22 Percent Increase Over Prior Year

HOUSTON, April 21, 2008 — Weatherford International Ltd. (NYSE: WFT) today reported first quarter 2008 income from continuing operations of $351 million, or $1.01 per diluted share, before non-recurring items. First quarter diluted earnings per share from continuing operations reflect an improvement of 22 percent over the first quarter of 2007 diluted earnings per share from continuing operations of $0.83, before non-recurring items. The non-recurring items in the first quarter of 2008 results include costs incurred in connection with the company’s exit from sanctioned countries and related government investigation expense and severance charges associated with reorganization activities.
First quarter revenues were $2,196 million, or 19 percent higher than the same period last year, against a backdrop of a four percent increase in rig count activity. This is the highest level of quarterly revenue in the company’s history.
Sequentially, the company’s first quarter diluted earnings per share from continuing operations, before non-recurring items, were $0.02 higher than the fourth quarter 2007 diluted earnings per share from continuing operations of $0.99, before non-recurring items.

North America
Revenues for the quarter were $1,090 million. This is an eight percent increase over the same quarter in the prior year, as compared to a one percent rig count increase. Growth in the U.S. rig count was partially offset by a slight drop in the Canadian rig count. Sequentially, revenues increased three percent largely due to the seasonal increase in activity in Canada. The strongest revenue growth was experienced in our wireline, drilling services and completion product lines.
Operating income of $292 million was three percent lower than the same quarter in the prior year and 14 percent higher sequentially.
Latin America
First quarter revenues of $236 million were 15 percent higher than the first quarter of 2007 and eight percent lower than the prior quarter. The sequential decrease was primarily due to project delays in Mexico, Peru, and Ecuador. Wireline remained a standout performer.
The current quarter’s operating income of $60 million improved 25 percent as compared to the same quarter in the prior year and was five percent lower when compared to the fourth quarter of 2007.
Europe/West Africa/CIS
First quarter revenues of $348 million were 42 percent higher than the first quarter of 2007 and one percent higher than the prior quarter. Strong performances in Russia and West Africa were offset by weather and activity related declines in the North Sea. This region had the strongest growth in the well construction, drilling tools and re-entry & fishing product lines.

The current quarter’s operating income of $93 million improved 69 percent as compared to the same quarter in the prior year and three percent sequentially.
Middle East/North Africa/Asia
First quarter revenues of $522 million were 32 percent higher than the first quarter of 2007 and three percent lower than the prior quarter. Start-ups, as well as an extended shut down of operations in Australia, accounted for the sequential decline. This region’s performance reflected improvements in well construction, drilling services, and stimulation & chemicals product lines.
The current quarter’s operating income of $121 million improved 45 percent as compared to the same quarter in the prior year and decreased nine percent as compared to the prior quarter.
Discontinued Operations
The company is disposing of its non-core oil and gas development and production business. The results of operations of this business for the current and prior periods are reflected as discontinued operations, net of taxes. For the three months ended March 31, 2008, the loss per diluted share from discontinued operations was $0.06, due primarily to the settlement of a legal dispute regarding the business.
Share Split
The company’s board of directors has declared a two-for-one share split of Weatherford’s common shares, to be effected through a dividend of one common share for each Weatherford common share outstanding. Shareholders of record on May 9, 2008 will be entitled to one additional common share for each common share held on that date. The share dividend will be payable on May 23, 2008 and will be distributed by our transfer agent, American Stock Transfer & Trust Company, after that date.
Reclassifications and Non-GAAP
Non-GAAP performance measures and corresponding reconciliations to GAAP financial measures have been provided for meaningful comparisons between current results and results in prior operating periods.
Conference Call
The company will host a conference call with financial analysts to discuss the 2008 first quarter results on April 21, 2008 at 9:30 a.m. (CDT). The company invites investors to listen to a play back of the conference call at the company’s website, http://www.weatherford.com in the “investor relations” section.
Weatherford is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs approximately 40,500 people worldwide.
# # #

Contact:	Andrew P. Becnel	(713) 693-4136
Chief Financial Officer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford’s prospects for its operations which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International Ltd.’s reports and registration statements filed with the SEC, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the outcome of pending government investigations, the demand for and pricing of Weatherford’s products and services, domestic and international economic and regulatory conditions and changes in tax and other laws affecting our business. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary materially from those currently anticipated.

Weatherford International Ltd.
Consolidated Condensed Statements of Income
(Unaudited)
(In 000’s, Except Per Share Amounts)

	Three Months
	Ended March 31,
	2008	2007

Net Revenues:
North America	$1,090,362	$1,006,633
Latin America	236,017	205,942
Europe/West Africa/CIS	347,629	244,958
Middle East/North Africa/Asia	521,884	394,752

	2,195,892	1,852,285

Operating Income (Expense):
North America	291,653	300,210
Latin America	60,498	48,589
Europe/West Africa/CIS	93,213	55,235
Middle East/North Africa/Asia	120,674	83,473
Research and Development	(42,639)	(40,514)
Corporate Expenses	(33,632)	(27,095)
Exit and Restructuring Charges	(74,233)	(4,184)

	415,534	415,714

Other Income (Expense):
Interest Expense, Net	(52,803)	(33,771)
Other, Net	499	(2,372)

Income from Continuing Operations Before Income Taxes and Minority Interest	363,230	379,571

Provision for Income Taxes:
Provision for Operations	(80,931)	(92,898)
Benefit From Exit and Restructuring Charges	7,306	1,520

	(73,625)	(91,378)

Income from Continuing Operations Before Minority Interest	289,605	288,193
Minority Interest, Net of Taxes	(5,536)	(4,374)

Income from Continuing Operations	$284,069	$283,819
Loss from Discontinued Operation, Net of Taxes	(19,868)	(2,247)

Net Income	$264,201	$281,572

Basic Earnings Per Share:
Income from Continuing Operations	$0.84	$0.84
Loss from Discontinued Operation	(0.06)	(0.01)

Net Income	$0.78	$0.83

Diluted Earnings Per Share:
Income from Continuing Operations	$0.82	$0.82
Loss from Discontinued Operation	(0.06)	(0.01)

Net Income	$0.76	$0.81

Weighted Average Shares Outstanding:
Basic	340,095	339,010
Diluted	348,543	346,308

Weatherford International Ltd.
Selected Income Statement Information
(Unaudited)
(In 000’s)

	Three Months
	Ended
	3/31/2008	12/31/2007	9/30/2007	6/30/2007	3/31/2007

Net Revenues:
North America	$1,090,362	$1,053,631	$993,828	$883,364	$1,006,633
Latin America	236,017	256,128	213,644	206,604	205,942
Europe/West Africa/CIS	347,629	344,335	308,587	290,639	244,958
Middle East/North Africa/Asia	521,884	537,747	455,932	435,338	394,752

	$2,195,892	$2,191,841	$1,971,991	$1,815,945	$1,852,285

Operating Income (Expense):
North America	$291,653	$256,427	$264,183	$192,268	$300,210
Latin America	60,498	63,427	45,453	45,742	48,589
Europe/West Africa/CIS	93,213	90,935	77,886	69,790	55,235
Middle East/North Africa/Asia	120,674	131,953	103,839	96,998	83,473
Research and Development	(42,639)	(44,904)	(43,199)	(40,700)	(40,514)
Corporate Expenses	(33,632)	(26,403)	(24,945)	(23,525)	(27,095)
Exit and Restructuring Charges	(74,233)	(9,843)	(3,628)	(13,132)	(4,184)

	$415,534	$461,592	$419,589	$327,441	$415,714

Supplemental Information
(Unaudited)
(In 000’s)

	Three Months
	Ended
	3/31/2008	12/31/2007	9/30/2007	6/30/2007	3/31/2007

Depreciation and Amortization:
North America	$74,787	$74,452	$74,047	$66,959	$61,764
Latin America	19,682	21,352	18,880	17,118	16,739
Europe/West Africa/CIS	26,621	24,671	22,926	20,936	18,235
Middle East/North Africa/Asia	45,736	44,220	40,983	36,951	36,167
Research and Development	1,694	1,671	1,678	1,669	1,620
Corporate	768	825	463	909	990

	$169,288	$167,191	$158,977	$144,542	$135,515

We report our financial results in accordance with generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP performance measures and ratios may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure we may present from time to time is operating income or income from continuing operations excluding certain charges or amounts. This adjusted income amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for operating income, net income or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended March 31, 2008, December 31, 2007 and March 31, 2007. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.
Weatherford International Ltd.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,		December 31,		March 31,
	2008		2007		2007

Operating Income:
GAAP Operating Income	$415,534		$461,592		$415,714
Exit and restructuring charges	74,233	(a)	9,843	(b)	4,184	(c)

Non-GAAP Operating Income	$489,767		$471,435		$419,898

Provision for Income Taxes:
GAAP Provision for Income Taxes	$(73,625)		$(65,682)		$(91,378)
Tax impact of charges	(7,306	)(a)	(1,752	)(b)	(1,520	)(c)

Non-GAAP Provision for Income Taxes	$(80,931)		$(67,434)		$(92,898)

Income from Continuing Operations:
GAAP Income from Continuing Operations	$284,069		$336,752		$283,819
Total charges, net of tax	66,927	(a)	8,091	(b)	2,664	(c)

Non-GAAP Income from Continuing Operations	$350,996		$344,843		$286,483

Diluted Earnings Per Share From Continuing Operations:
GAAP Diluted Earnings per Share From Continuing Operations	$0.82		$0.97		$0.82
Total charges, net of tax	0.19	(a)	0.02	(b)	0.01	(c)

Non-GAAP Diluted Earnings per Share From Continuing Operations	$1.01		$0.99		$0.83

Note (a):	This amount represents investigation costs incurred in connection with on-going investigations by the U.S. government and costs related to our exit from sanctioned countries. Also included are severance charges associated with the Company’s reorganization activities.

Note (b):	This amount represents investigation and exit costs incurred in connection with on-going investigations by the U.S. government.

Note (c):	This amount represents charges incurred in connection with the finalization of the Company’s fourth quarter 2006 restructuring activities.